                                                                   Exhibit 10.24

October  10, 2000


Mr. Joseph B. Parsons
c/o Donna Karan International Inc.
550 Seventh Avenue
New York, NY 10018

Dear Joe:

WHEREAS, The Donna Karan Company (the "Company"), a New York general partnership, and you (the "Executive") are parties to an employment agreement, dated October 15, 1996; and

WHEREAS, the Company and Executive deem it necessary and desirable to amend and restate the above-referenced employment agreement in order to restate the current terms of Executive's employment;

NOW, THEREFORE, the parties agree on the terms set forth below in this letter agreement:

1. DUTIES. Executive shall continue to be employed as the Corporate Executive Vice President and Chief Financial and Administrative Officer of the Company until on or about October 30, 2000 and as Chief Financial and Operations Officer of the Company commencing on or about October 30, 2000 and no later than December 1, 2000. Executive shall also continue to serve as the Chief Financial and Administrative Officer of Donna Karan International Inc. ("DKI") until on or about October 30, 2000 and serve as the Chief Financial and Operations Officer of DKI commencing on or about October 30, 2000 and no later than December 1, 2000. Executive shall perform, for the Company and its Affiliates, such duties and services commensurate with Executive's position as are from time to time assigned to Executive by the Chief Executive Officer of the Company. Executive will report to the Chief Executive Officer and shall devote Executive's full working time and efforts to the business of the Company and its Affiliates and to the performance of Executive's duties under this Agreement. Executive shall be available to travel as the needs of the business require. "Affiliates" shall mean all companies or entities which the Company directly or indirectly controls, is controlled by or is under common control with.

2. TERM. The Company agrees to continue to employ Executive and Executive agrees to continue to serve, on the terms and conditions of this Agreement, for a period commencing on or about October 10, 2000 (the "Effective Date") and ending on December 31, 2003 unless earlier terminated pursuant to the terms hereof (the "Initial Employment Term"). The Initial Employment Term shall be extended for successive one-year terms (each, an "Additional Employment Term") unless the Company or the Executive gives written notice of non-extension at least 12 months prior to the end of the Initial Employment Term or the then Additional Employment Term, unless earlier terminated pursuant to the terms hereof. During the term Executive is employed hereunder, the Initial Employment Term and the Additional Employment Terms, if applicable, collectively shall be referred to as the "Employment Term."

3. COMPENSATION.

     (a) BASE SALARY. For Executive's services under this Agreement, as of the January 3, 2000, the Company shall pay Executive an annualized base salary of $450,000 payable in accordance with the Company's customary payroll practices from time to time in effect. The Executive's annual base salary shall be increased to $475,000, effective as of January 1, 2001 and to $500,000, effective as of January 1, 2002. Thereafter, the Company will review Executive's compensation annually and may, in its sole discretion, increase Executive's base salary.

     (b) ANNUAL CASH BONUSES.


          (i) During the Employment Term, Executive shall be entitled to a cash bonus (the "Bonus") with a target of between 50% and 100% of Executive's annual base salary, in accordance with the terms and provisions of the Company's then existing bonus plan generally applicable to executive officers, which, for fiscal years after the 2000 fiscal year, may be a plan approved by DKI shareholders which is intended to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (the "Bonus Plan"). The Bonus shall be determined annually at the same time bonuses are determined for similarly situated employees of the Company, in accordance with the Bonus Plan, and shall be payable at the same time and in the same manner as bonuses are paid to other similarly situated employees of the Company. A copy of the 2000 Executive Bonus Program has been furnished to Executive.

          (ii) During the Employment Term, the target and performance goals for the Bonus, including but not limited to the extent to which they will be based on corporate performance, divisional performance, or other criteria consistent with the terms and provisions of the Bonus Plan, shall be established annually by the Company in accordance with the Bonus Plan. Executive acknowledges that for fiscal years after the 2000 fiscal year, the Bonus payable to Executive may be conditioned upon performance goals or criteria established by the Incentive Compensation Subcommittee (the "Subcommittee") of the Board of Directors of DKI under the Bonus Plan. Executive also acknowledges that, after the Effective Date, any cash payment in the nature of incentive compensation (and specifically excluding any expense reimbursement, payment under a non-incentive based plan which is expressly made in lieu of non-cash benefits, and any payment of deferred compensation as described in Section 5(d) or otherwise) made in excess of Executive's base salary in a fiscal year shall be credited against the Bonus payable, if any, for such fiscal year.

     (c) RESTRICTED STOCK. Commencing in 2000 and for each fiscal year during the Employment Term hereof, Executive shall be eligible to receive annual awards of restricted shares generally available to similarly situated employees of the Company, in accordance with the Company's then current annual program. A copy of the 2000 Executive Officer Restricted Share Grant Program previously has been furnished to Executive.

     (d) DEFERRED COMPENSATION.


          (i) Commencing in 2000 and for each fiscal year during the Employment Term, Executive also shall be eligible to participate in a deferred compensation program in accordance with the Company's then current deferred compensation program, provided, however, that the Company undertakes to recommend to the Subcommittee that, under such program, commencing for the 2001 fiscal year, the contribution to be made by the Company (on a bookkeeping accounting basis) on behalf of the Executive, be increased from 5% to 20% of

Executive's cash compensation earned (base salary and bonus) while a participant during the program year, subject to the terms and conditions of the then existing deferred compensation program. A copy of the 2000 Wealth Accumulation Program previously has been furnished to Executive.

          (ii) In addition to the foregoing, Executive shall be entitled to receive from the Company $1,000,000 plus accrued interest at the annual rate of 9% compounded monthly (the "Deferred Amount"), payable in a single lump sum in cash within 30 days of the fifth anniversary of the Effective Date; provided, however, that if (i) there is a future disposition of the properties and business of DKI substantially in its entirety by merger, consolidation, sale of assets or otherwise, or (ii) Executive is terminated by the Company without Cause (as defined below) within one year following a Change in Control (as defined below) of DKI, then in either such case the Deferred Amount shall become fully vested and payable in a single lump sum in cash within 30 days of the closing of the transaction relating to such disposition or of the date of termination of employment following the Change in Control, as the case may be. During the Employment Term, Executive shall vest in the Deferred Amount at a rate of one-fifth of the Deferred Amount as of the Effective Date and one-fifth as of each of the first four anniversaries of the Effective Date commencing on the Effective Date (each such date shall be referred to as a "Vesting Date"). If, during the Employment Term and prior to any Vesting Date, Executive's employment is terminated by the Company without Cause or Executive terminates his employment for Good Reason as provided below, Executive shall (i) forfeit any unvested portion of the Deferred Amount; and (ii) receive payment of any vested portion of the Deferred Amount in a single lump sum in cash within 30 days of the effective date of termination. Executive acknowledges that, notwithstanding any vesting of the Deferred Amount, (i) he has no rights that are greater than those of an unsecured general creditor of the Company, (ii) he has no right to receive the vested portion of the Deferred Amount except under the circumstances set forth in this Section 3(d)(ii); and (iii) the arrangement described under this Section 3(d)(ii) will be unfunded, payable out of the Company's general assets and subject to the risk of the Company's creditors. For purposes of this Section 3(d)(ii), "Change In Control" shall mean the acquisition by any "person" (as such term is used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) other than a person who is a stockholder of DKI on the effective date of the registration statement filed under the Securities Act of 1933, as amended relating to the first public offering of securities of DKI of 50% or more of the voting power of securities of DKI; excluding, however, the following: (x) any acquisition by DKI or a subsidiary or an affiliate of any of the foregoing, or (y) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by DKI or a subsidiary.

     (e) PARTICIPATION IN BENEFIT PLANS AND OTHER BENEFITS. Executive also shall be entitled to (i) participate in all other Executive benefit plans generally available to similarly situated employees of the Company, subject to Executive's eligibility therefor, (ii) four weeks of paid vacation per annum, (iii) a car allowance of $1,200 per month, plus monthly parking expenses and (iv) travel in accordance with the Company's travel policy generally applicable to similarly situated employees of the Company.

     (f) SUCCESSOR EXECUTIVE COMPENSATION PROGRAMS. The Company hereby reserves the right from time to time to amend, alter, or rescind the executive bonus, annual equity, and deferred compensation programs and plans referred to in Sections 3(b), 3(c) and 3(d)(i); provided, however, that the Company agrees that during the Employment Term Executive shall be entitled to participate in executive compensation programs of a similar type and at a level generally applicable to similarly situated employees of the Company, subject to the approval of such programs and plans by the applicable compensation committee of the Board of Directors and legal limitations.

4. SEVERANCE PAYMENTS.

     (a) TERMINATION IN GENERAL. The Executive's employment under this Agreement may be terminated by any party on not less than three months prior written notice to the other, except that, in the case of termination of the Executive's employment for Cause, as defined below, no prior notice need be given. Any Party may waive the right to such notice in writing. In the event of termination of the Executive's employment hereunder as of any date, the rights and obligations of the parties hereto in respect of such termination of the Executive's employment shall be as set forth below

     (b) SEVERANCE PAYMENTS. The Company may terminate Executive's employment at any time with or without Cause (as defined below). If during the Employment Term, Executive's employment with the Company is terminated by the Company without Cause (which right the Company shall have at any time during the Employment Term) and other than as a result of death, notice of non-extension of Employment Term as provided in Section 2 of this Agreement or as provided in
Section 5 of this Agreement, upon Executive's execution and effectiveness of a general release of Claims (as hereinafter defined) which is acceptable in form and substance to the Company, the Company shall pay to Executive an amount equal to the sum of (i) Executive's then current annual base salary and (ii) the bonus which Executive earned during the last fiscal year of the Company which ended prior to Executive's termination date (the "Severance Amount"). The Severance Amount shall be paid in equal installments over a 12-month period in accordance with the Company's customary payroll practices (but not as an employee). Executive agrees to accept the Severance Amount in full settlement of all Claims. No Severance Amount shall be payable by reason of termination due to the death or disability of the Executive, termination for Cause, or non-extension of the Employment Term in accordance with Section 2 of this Agreement. As used in this paragraph, "Claims" shall mean all claims arising, prior to the date of the general release, against the Company and its Affiliates and their respective officers, directors, agents, executives and employees in such capacities, other than claims for vested accrued benefits, vested deferred amounts as set forth in
Section 3(d), vested stock options, or vested restricted stock under the terms of their respective plans and claims for unreimbursed authorized business expenses.

     (c) TERMINATION OF SEVERANCE PAYMENTS. Notwithstanding Section 4(b) above, if Executive violates the provisions of Section 6 of this Agreement after Executive's termination of employment, Executive shall have no further right to the payment of any Severance Amount payable thereafter under this Agreement.

     (d) "CAUSE." As used in this Agreement, "Cause" shall mean (i) repeated neglect of the Executive's duties if the Executive has failed to attend to those duties within ten (10) business days after written notice from the Company, (ii) the Executive's commission of (x) an act constituting fraud, or (y) a felony, or
(z) any other dishonest act intended to enrich the Executive at the expense of the Company or any of its Affiliates, (iii) gross negligence in the performance of the Executive's duties resulting in material harm to the Company or any of its Affiliates, or (iv) any other material breach of the terms of this Agreement after written notice from the

Company and ten (10) business days to correct same.

     (e) SALARY AND ACCRUED BENEFITS. If Executive's employment with the Company is terminated for any reason, including death, the Company shall pay to Executive (or his estate) any unpaid base salary and other accrued benefits to which Executive is entitled on the date of termination under the terms of the Company's compensation plans including bonus accrued but unpaid as of such date.

     (f) GOOD REASON. In the event that (i) either the Company or DKI reduces Executive's title, or materially reduces Executive's authority, in either case without Executive's consent; (ii) that either the Company or DKI fails to cause Executive to become Chief Financial and Operations Officer as provided in
Section 1 above; or (iii) the Company otherwise breaches this Agreement resulting in any material harm to Executive, then, following written notice to the Company giving the Company 30 days to correct same, Executive shall be entitled to terminate Executive's employment and such termination shall be treated as a termination by the Company without Cause, as described in (b) above. Notwithstanding the foregoing, Executive acknowledges that (x) if for any reason while Chief Financial and Operations Officer Executive ceases to be Chief Financial Officer of the Company or DKI so long as the Chief Financial Officer reports to the Executive or (y) if following a future disposition of the properties and business of DKI substantially in its entirety by merger, consolidation, sale of assets or otherwise with or to an entity having an annual net revenues of at least $400 million, Executive ceases to be Chief Operations Officer and is or becomes Chief Financial Officer, such change in title shall not trigger Executive's right to terminate employment with the Company under this paragraph (f) and shall not be considered as a termination by the Company without Cause.

     (g) RESIGNATION OF OFFICES AND DIRECTORSHIPS. Effective upon the date of termination of Executive's employment with the Company, Executive shall be deemed to have resigned as an officer, if applicable, of the Company and the Affiliates and as a director, if applicable, of the subsidiaries of DKI and shall execute any documents required by the Company and the Affiliates to evidence the same.

5. DISABILITY, ILLNESS, ETC. If by reason of Executive's physical or mental incapacity Executive is unable to perform Executive's material duties for a period of more than 90 days, whether or not consecutive, in any 365-day period, the compensation otherwise payable to Executive during such period shall be discontinued for any portion of such period in excess of 90 days, and the Company, at its option, may at any time after such 90-day period while Executive is incapacitated terminate this Agreement upon written notice to Executive. In the event of such termination, Executive will not be entitled to any Severance Amount. Executive will be entitled to Executive's share of any bonus for the year of such termination pro-rated for that portion of the calendar year during which Executive was not disabled, plus 90 days.

6. ADDITIONAL PROVISIONS.

     (a) CONFIDENTIAL INFORMATION. All confidential information relating to the business of Company or its Affiliates or their respective officers, directors, executives or employees, or of any customer, supplier, or licensee of the Company or its Affiliates ("Confidential Information") which Executive now or hereafter possesses as a result of his employment by the Company or its Affiliates shall not be furnished, published, disclosed, or made accessible by Executive to any other person, firm, or corporation either during or after the termination of Executive's employment or used by Executive except while employed hereunder in the regular course of business and for the benefit of the Company and its Affiliates, in each case without the prior written permission of the Company. Executive shall return all tangible evidence of such confidential information to the Company prior to or on the date of termination of Executive's employment. As used in this Section 6(a), "Confidential Information" shall exclude that information which is or comes into the public domain through no fault of Executive or which Executive obtains after the termination of Executive's employment by the Company from a third party who to the knowledge of Executive has the right to disclose such information. The foregoing shall not prohibit compliance with legal process provided that Executive gives the Company prompt written notice thereof and cooperates with the Company in its efforts to obtain a protective order for the Confidential Information.

(b) NON-COMPETITION AND NON-SOLICITATION.

          (i) In view of the unique and valuable services it is expected Executive has rendered and will continue to render to the Company and its Affiliates, the relationship Executive has and will have with the customers of the Company and its Affiliates, Executive's knowledge of the customers, trade secrets, and other proprietary information relating to the business of the Company and its Affiliates and their customers, suppliers and licensees and similar knowledge regarding the Company and its Affiliates which Executive has obtained and will continue to obtain, and in consideration of the rights granted to Executive under this Agreement, Executive agrees that Executive will not during the period Executive is employed by the Company or any of its Affiliates Participate In (as herein defined) any other business or organization, whether or not such business or organization now is or shall then be competing with or of a nature similar to the business of the Company or any of its Affiliates or their licensees. Nothing herein shall prevent Executive from owning publicly traded securities representing less than 1% of the equity of a publicly traded company.

          (ii) Executive further agrees that while Executive is employed by the Company or any of its Affiliates and thereafter (notwithstanding the reason or basis for the termination of Executive's employment with the Company or its Affiliates) for a period of 12 months (which at any time on or after a future disposition of the properties and business of DKI substantially in its entirety by merger, consolidation, sale of assets or otherwise or a change in ownership of DKI within the meaning of Section 280G(b)(2)(A)(i)(I) and (II) of the Code ("Sale Event") shall apply for a period of 24 months after the termination of Executive's employment with the Company or any of its Affiliates), Executive shall not, directly or indirectly, hire, engage or retain, or aid or assist any other person or entity to hire, engage, or retain (A) (x) any designers of the Company or its Affiliates, (y) any person who held the position of Director or any equivalent or more senior position at the Company or any of its Affiliates, or (z) any person who acted as one of the Company's or its affiliates' outside consultants, in each instance at the time of termination of Executive's employment or within the one-year period prior thereto (or if there is a Sale Event, a six-month period prior thereto), (B) any person employed by a licensee of the Company or its Affiliates who worked on the Donna Karan or DKNY brand at the time of termination of Executive's employment or within the one-year period prior thereto (or if there is a Sale Event, a six-month period prior thereto), or (C) any person or entity that supplied piece goods or designs to, or that manufactured or sold apparel to, the Company or any of its Affiliates during the one-year period prior thereto (or if there is a Sale Event, a six-month period prior thereto).

     (c) "PARTICIPATE IN." For purposes of this Section 6, the term "Participate In" shall mean: "directly or indirectly, for Executive's own benefit or for, with, or through any other person, firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, executive, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of Executive's name in."

     (d) NON-DISPARAGEMENT. During the period of Executive's employment and thereafter, the Executive agrees that he shall not disparage the Company or its Affiliates or their respective officers, directors, executives or licensees and, except for statements made in connection with the performance of his duties hereunder, shall not publish or make any statement which is reasonably forseeable to become public with respect to the Company or its Affiliates, or any of their respective directors, officers, executives or licensees.

     (e) COPYRIGHTS, INVENTIONS, ETC. Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, concepts, ideas and processes ("Such Inventions") which Executive now or hereafter during the period he is employed by the Company or any of its Affiliates under this Agreement or otherwise may own or develop either individually or with others relating to the fields in which any of the Company or its Affiliates may then be engaged or contemplates being engaged shall belong to the Company or any of its Affiliates and forthwith upon request of the Company, Executive shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks and assignments thereof) and take all such other action as the Company may reasonably request in order to assign to and vest in the Company or its Affiliates all Executive's right, title, and interest (including, but not limited to, waivers to any moral rights) in and to Such Inventions throughout the world, free and clear of liens, mortgages, security interests, pledges, charges and encumbrances. Executive acknowledges that all copyrightable works created by the Executive as an employee will be "works made for hire" on behalf of the Company and its Affiliates and that the Company and its Affiliates shall have all rights therein in perpetuity throughout the world. The Executive hereby appoints any officer of the Company as the Executive's duly authorized attorney-in-fact to execute, file, prosecute and protect Such Inventions before any government agency, court or authority. If for any reason the Company does not own any Such Invention, the Company and its Affiliates shall have the exclusive and royalty free right to use in their businesses, and to make products therefrom, Such Invention as well as any improvements or know-how related thereto.

     (f) EQUITABLE REMEDIES; SURVIVAL. Executive acknowledges that a breach or threatened breach of any of the provisions of this Section 6 will cause irreparable harm and that any remedy at law may be inadequate and that accordingly the Company, in addition to its remedies at law, shall be entitled to seek an injunction or specific performance or any other mode of equitable relief without the necessity of showing any actual damage, posting a bond or furnishing other security. The provisions of this Section 6 shall survive the termination of this Agreement.

7. EXCISE TAX. In the event that the aggregate present value of the Executive's payments under this Agreement, and any plan, program or arrangement maintained by the Company constitutes an "excess parachute payment" (within the meaning of Section 280G(b)(1) of the Code), and the excise tax on such payment would cause the net parachute payments (after taking into account federal, state and local income, payroll and excise taxes) to which the Executive otherwise would be entitled to be less than what the Executive would have netted (after taking into account federal, state and local taxes) had the present value of his total parachute payments equalled $1.00 less than three times his "base amount" (within the meaning of Section 280G(b)(2)(A) of the Code), his payments hereunder (starting with any lump sum payment) shall be reduced (by the minimum possible amount) so that the aggregate present value equals $1.00 less than three times such base amount. For purposes of this calculation, it shall be assumed that the Executive's tax rate is the maximum marginal federal, state and local income tax rate on earned income, with such maximum federal rate to be computed with regard to Code Section 1(g), if applicable. The determination of the amount of any such reduction shall be made by the Executive in the first instance but in the event the Company disagrees with such determination, the Executive shall select, at the Company's expense, a law firm or accounting firm from among those regularly consulted by the Company in the twelve months preceding the change in control regarding federal income tax or employee benefit matters and such law firm or accounting firm shall determine the amount of such reduction and such determination shall be final and binding on the Executive and the Company. In such case, subject to the Company's reasonable approval, the Executive may request the Company to reduce amounts of compensation or benefits payable or provided to Executive in the order specified by Executive, provided, however, that any nontaxable compensation or benefits including, without limitation, health benefits, shall be the last items reduced hereunder.

     DKI will use commercially reasonable efforts to solicit the opinion of Ernst & Young or other accounting firm regarding the value of the restrictive covenants set forth in Sections 6(a) and (b) of this Agreement that could clearly and convincingly constitute reasonable compensation for purposes of calculating parachute amounts under Section 280G of the Code; such advice to be delivered in the form of a preliminary letter in approximately 30 days following execution of this Agreement or as soon as practicable thereafter, and to be followed with a written opinion in approximately 20 days thereafter or as soon as practicable thereafter. Solely with respect to any change in ownership of DKI (within the meaning of Section 280G(b)(2)(A)(i)(I) or (II) occurring within one year following the Effective Date, the law firm or accounting firm engaged to calculate the determination contemplated under the first paragraph of this
Section 7 (the "Parachute Determination") shall be directed to calculate such Parachute Determination in a manner which treats as reasonable compensation not constituting a parachute payment an amount equal to or exceeding the value of the restrictive covenants as determined by Ernst & Young (or such other accounting firm), as contemplated under the immediately preceding sentence; provided, however, that (i) DKI is in substantially the same or better financial position as of the effective date of the Parachute Determination as compared to the effective date of the valuation of the restrictive covenants as determined by Ernst & Young (or such other accounting firm); and (ii) the law has not changed in a manner which discredits or otherwise challenges any methodology, valuation or approach which is similar to the methodology, valuation or approach used by Ernst & Young (or such other accounting firm) and no court of competent jurisdiction has invalidated any such methodology, valuation or approach for purposes of determining reasonable compensation under Section 280G of the Code. In the event that item (i) in the preceding sentence is untrue, DKI will use its commercially reasonable efforts to request the law firm or accounting firm engaged to make the Parachute Determination to adjust the value of the restricted covenant as determined by Ernst & Young (or such other accounting firm) in a manner which reflects the change in DKI's financial position, provided, however, that item (ii) in the preceding sentence is true.

8. EXPENSES. Executive shall be entitled to reimbursement for all reasonable out-of-pocket expenses incurred in accordance with the Company's then existing policies, upon submission and approval of written statements and bills in accordance with the Company's applicable expense reimbursement and related policies and procedures as in effect from time to time. Notwithstanding the foregoing, after notice of termination of employment by the Company or Executive, Executive shall be entitled to reimbursement of such expenses incurred after the date of such notice of termination only if approved in advance by the Chief Executive Officer of the Company.

9. ARBITRATION. Any dispute arising out of, or in any manner relating to, this Agreement or the termination of Executive's employment with the Company, other than injunctive relief pursuant to Section 6(f), shall be resolved in arbitration before a panel of three arbitrators before the American Arbitration Association in the City of New York according to its then existing commercial rules and regulations. The parties agree that in any such arbitration, the arbitrators shall not have the power to reform or modify this Agreement in any way and to that extent their powers are so limited. The parties also agree that in any such arbitration, the arbitrators may not award punitive damages to any party. The determination of the arbitrators shall be final and binding on the parties hereto and judgment thereon may be entered in any court of competent jurisdiction. Except as required by law, neither the Company nor Executive shall issue any press release or make any statement which is reasonably foreseeable to become public with respect to any arbitration or any proceedings in connection therewith without receiving the prior written consent of the other party to the content of such press release or statement.

10. ENTIRE AGREEMENT. This Agreement represents the entire understanding among the parties relating to the subject matter hereof, amends and restates the letter agreement between the parties dated October 15, 1996, supersedes all prior oral or written understandings and agreements relating hereto, and may not be amended, terminated or discharged except in writing signed by all of the parties hereto.

11. ASSIGNMENT; BINDING EFFECT. Executive shall not assign or otherwise transfer its rights or obligations hereunder and such rights shall not be subject to commutation, encumbrance, or the claims of creditors, and any attempt by Executive to do any of the foregoing shall be void and of no force or effect. The provisions of this Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

12. NOTICE. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered by courier, by hand or by telecopy against receipt to the party to whom it is to be given at the address of such party set forth in this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 12) and with a copy, in the case of the Company, to the General Counsel at the address set forth in this Agreement. Notice to Executive's estate shall be sufficient if addressed to Executive as provided in this Section 12. Any notice or other communication shall be deemed given at the time of receipt thereof.

13. GOVERNING LAW. This Agreement shall be deemed entered into in the State of New York and shall be governed in all respects by the laws of New York applicable to agreements made and to be performed therein, without giving effect to conflicts of law principles. For purposes of Section 6(f) and except as specifically provided in Section 9, the Executive and the Company both consent to the jurisdiction of the state courts of the State of New York and the Federal courts whose districts encompass any part of New York in connection with any dispute arising under this Agreement and hereby waive, to the maximum extent permitted by law, any objection based on FORUM NON CONVENIENS, to the conducting of any such proceeding in such jurisdiction. The Executive and the Company each consent to service of process in any action brought in such courts by registered or certified mail sent to the address indicated on the first page hereof. The Executive and the Company both waive trial by jury in connection with the trial of any action or dispute in connection with this Agreement or matters of a similar nature.

14. WAIVER. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing, signed by the party giving the waiver.

15. SEPARABILITY. If any provision of this Agreement shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the parties agree that the arbitration panel making such determination shall reduce such extent, duration, geographical scope, or other provisions hereof to the extent required to render them valid, legal, and enforceable, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. Further if any provision of this Agreement or any part hereof is found to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part hereof, which shall be given full effect without regard to the invalid or unenforceable part thereof or the validity or enforceability of this Agreement.

16. REPRESENTATIONS. Executive represents and warrants that the entering into and performance of this Agreement will not be in violation of any other agreement to which Executive is a party and no activities of Executive currently conflict with the non-competition provisions provided herein.

If the foregoing is correct, please sign and return to us a copy of this letter agreement, which when signed shall constitute a binding agreement.


                                          DONNA KARAN INTERNATIONAL INC.


                                          By:  /s/ John D. Idol
                                               -----------------------------
                                               John D. Idol
                                               Chief Executive Officer

                                          THE DONNA KARAN COMPANY
                                          By: Donna Karan International
                                                   Inc., a general partner

                                          By:  /s/ John D. Idol
                                               -----------------------------
                                               John D. Idol
                                               Chief Executive Officer




Agreed to:


/s/ Joseph B. Parsons
---------------------------
Joseph B. Parsons